UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2009

WESTWOOD ONE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 23, 2009 (the “Closing Date”), Westwood One, Inc. (the “Company”) entered into and closed on definitive documentation (as described in more detail below) to refinance substantially all of the Company’s outstanding long-term indebtedness (approximately $241 million in principal amount) (the “Debt Restructuring”) and recapitalize the Company’s equity (the “Equity Restructuring” and, together with the Debt Restructuring, the “Restructuring”).

Debt Restructuring

Securities Purchase Agreement

As part of the Equity Restructuring, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with: (1) holders of the Company’s then outstanding 4.64% Series A Senior Guaranteed Notes due November 30, 2009 and 5.26% Series B Senior Guaranteed Notes due November 30, 2012 (collectively, the “Old Notes”), both of which were issued under the Note Purchase Agreement, dated as of December 3, 2002, as amended, among the Company and the holders of the notes issued thereunder, and (2) lenders under the Credit Agreement, dated as of March 3, 2004, as amended (the “Old Credit Agreement”), among the Company and the lenders party thereto, in their respective capacities as lenders, and agents or other representatives (such lenders, collectively with the holders of the Old Notes, the “Debt Holders”).

Pursuant to the Securities Purchase Agreement, including the agreements and instruments attached as exhibits thereto (including any debt purchased by Gores in the Cash Out, as described below), in consideration for releasing all of their respective claims under the Old Notes and the Old Credit Agreement, the Debt Holders collectively received (1) $117.5 million of new senior secured notes (the “New Senior Notes”), maturing July 15, 2012, which New Senior Notes represent the portion of the Company’s indebtedness under the Old Credit Agreement and the Old Notes deemed to be continuing by the Securities Purchase Agreement; (2) 34,962 shares of Series B Preferred Stock (as defined below); and (3) a one-time cash payment of $25.0 million. Gores (as defined below) purchased at a discount certain debt held by Debt Holders who did not wish to participate in the New Senior Notes as set forth in the Securities Purchase Agreement (the “Cash Out”).

The New Senior Notes bear interest at 15.0% per annum payable 10% in cash and 5% in-kind (PIK interest). The PIK interest will be added to principal quarterly but will not be payable until maturity. The New Senior Notes may be prepaid at any time, in whole or in part, without premium or penalty. The New Senior Notes are mandatorily prepayable upon, among other things, certain asset sales and the occurrence of a “Change of Control” (as defined in the Securities Purchase Agreement).

The New Senior Notes are guaranteed by the Company’s domestic subsidiaries (the “Guarantors” and, together with the Company, the “Loan Parties”) and are secured, pursuant to an amendment to the Company’s security agreement with the Debt Holders, by a first priority lien on substantially all of the assets of the Loan Parties, including a pledge of all of the outstanding capital stock of the Guarantors.

The Loan Parties are subject to restrictive covenants that, among other things, limit their ability to incur debt, incur liens, make investments, make capital expenditures, consummate acquisitions, pay dividends, sell assets and enter into mergers and similar transactions. Additionally, the Company may not exceed the maximum senior leverage ratio (the principal amount outstanding under the New Senior Notes over the Company’s Consolidated EBITDA (as defined in the Securities Purchase Agreement). The Securities Purchase Agreement contains customary representations and warranties and affirmative covenants.

The Securities Purchase Agreement also contains customary events of default, including, without limitation, nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default to other indebtedness of the Company or its subsidiaries; certain ERISA-related events; certain voluntary and involuntary bankruptcy events; certain judgment related defaults; and invalidity or imperfected liens on collateral. The Guarantors’ obligations under the guaranty will be triggered upon the occurrence of an event of default.

If an event of default occurs and is continuing under the Securities Purchase Agreement, any holder or holders of more than 50% in principal amount of the New Senior Notes may accelerate all of the Company’s obligations under the New Senior Notes. For events of default related to nonpayment of principal or interest, any two holders of the New Senior Notes (other than Gores) holding at least 15% (in the aggregate) of principal amount of the New Senior Notes affected by the event of default, may accelerate the Company’s obligations under the New Senior Notes held by them. For other events of default, the obligations under the New Senior Notes are automatically accelerated.

New Credit Agreement

In connection with the Debt Restructuring, the Company also entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, LLC (“Wells Fargo Foothill”), as the arranger, administrative agent and initial lender, pursuant to which the Company obtained a $15.0 million revolving line of credit (which includes a $1.5 million letter of credit sub-facility) on a senior unsecured basis and a $20.0 million unsecured non-amortizing term loan, the obligations in respect of which are subordinated to obligations in respect of the New Senior Notes. The Company borrowed the entire amount of the term loan on the Closing Date and did not make any borrowings of revolving loans. Loans under the Credit Agreement will mature on July 15, 2012 and proceeds of the term loan will be used to, among other things, consummate the transactions contemplated by the Restructuring, and pay fees and expenses in connection therewith. Proceeds of the revolving loans are expected to be used for general corporate purposes.

The Company’s obligations under the Credit Agreement are guaranteed by the Guarantors and Gores. Loans under the Credit Agreement are, subject to restrictions in the Securities Purchase Agreement, mandatorily prepayable upon, among other things, certain asset sales and a change of control.

Loans under the Credit Agreement bear interest at the Company’s option at either LIBOR plus 4.5% per annum (with a LIBOR floor of 2.5%) or a base rate plus 4.5% per annum (with a base rate floor of the greater of 3.75% and the one-month LIBOR rate). The Credit Agreement contains substantially identical restrictive covenants (including a maximum senior leverage ratio calculated in a manner consistent with the Securities Purchase Agreement), affirmative covenants and representations and warranties as those found in the Securities Purchase Agreement, subject, in the case of certain covenants, to a cushion on baskets and covenant levels from those contained in the Securities Purchase Agreement.

The Credit Agreement contains customary events of default, including, without limitation, nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-acceleration to other indebtedness of the Company or its subsidiaries; certain ERISA-related events; certain voluntary and involuntary bankruptcy events; certain judgment related defaults; and certain events related to Gores, including defaults by Gores under the Gores Credit Guarantee (as defined below) and defaults by Gores under their other agreements with Wells Fargo Foothill unrelated to the Company. The Guarantors’ obligations under the guaranty will be triggered upon the occurrence of an event of default.

If an event of default occurs and is continuing under the Credit Agreement, the lenders thereunder may, among other things, terminate their obligations (including the revolver commitments) under the Credit Agreement and accelerate the Company’s obligations thereunder.

Master Mutual Release

Upon the Closing, the Company and the holders of the Old Notes and loans under the Old Credit Agreement entered into an agreement (the “Master Mutual Release”), pursuant to which the Company, its subsidiaries, the holders of the Old Notes and the lenders under the Old Credit Agreement released all of their respective claims for indemnity, reimbursement, expense and payment of the obligations in respect of the Old Notes and the Old Credit Agreement, except to the extent such obligations were continued under the Securities Purchase Agreement.

Equity Restructuring

Purchase Agreement

In connection with the Equity Restructuring, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Gores Radio Holdings, LLC (together with certain related entities, “Gores”), an entity managed by The Gores Group, LLC, pursuant to which the Company issued to Gores, who held all of the Company’s 7.50% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), 75,000 shares of the Company’s 7.50% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), in exchange for all of the outstanding shares of Series A Preferred Stock held by Gores. Pursuant to the Purchase Agreement, the Company sold to Gores, and Gores purchased from the Company, 25,000 shares of 8.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Preferred Stock”), of the Company, for an aggregate purchase price of $25.0 million.

Terms of Series A-1 Preferred Stock

On the Closing Date, the Company filed the Certificate of Designations of 7.50% Series A-1 Convertible Preferred Stock (the “Series A-1 Certificate of Designations”) with the Secretary of State of the State of Delaware setting forth terms of the Series A-1 Preferred Stock. Holders of the Series A-1 Preferred Stock will be entitled to receive dividends at a rate of 7.50% per annum, compounded quarterly, which will be added to the Liquidation Preference (initially equal to $1,065 per share, subject to adjustment as described below). The Series A-1 Preferred Stock ranks pari passu with the Series B Preferred Stock. If the Series A-1 Preferred Stock remains outstanding after June 19, 2013, the dividend rate will increase to 15.00% per annum. Holders of the Series A-1 Preferred Stock will also be entitled to receive dividends declared or paid on the Company’s common stock, par value $0.01 per share (the “Common Stock”), on an as-converted basis.

The Series A-1 Preferred Stock is convertible at the option of the holders, at any time and from time to time, into a number of shares of Common Stock by dividing (x) (1) if on or prior to October 22, 2009, $1,065 multiplied by the number of shares of Series A-1 Preferred Stock to be converted as of the conversion date or (2) if after October 23, 2009, the Liquidation Preference of the shares of Series A-1 Preferred Stock to be converted as of the conversion date by (y) the conversion price in effect at the close of business on the conversion date. Notwithstanding the foregoing, if the number of shares of Common Stock issuable with respect to all shares of Series A-1 Preferred Stock and Series B Preferred Stock surrendered for conversion on any date exceeds the Maximum Authorized Amount (as defined in each of the Certificates of Designations (as defined below)) on such date, each holder thereof may only convert the number of shares of Series A-1 Preferred Stock and Series B Preferred Stock so that the total number of shares of Common Stock so issuable to such holder is no greater than such holder’s Pro Rata Portion (as defined in each of the Certificates of Designations).

On the first date on which there are a number of authorized and unissued shares of Common Stock under the Company’s Restated Certificate of Incorporation (the “Charter”) sufficient to permit conversion of all of the then outstanding shares of Series B Preferred Stock and Series A-1 Preferred Stock, each outstanding share of Series A-1 Preferred Stock will automatically be converted (simultaneously with the conversion of each outstanding share of Series B Preferred Stock into Common Stock) without any further action by Company or its stockholders based on the conversion price then in effect. After March 19, 2013, the Company has the sole option to redeem the Series A-1 Preferred Stock at any time. However, according to the terms of the Series B Preferred Stock as set forth in the Series B Certificate of Designations (as defined below), the Company may not redeem any shares of the Series A-1 Preferred Stock unless it concurrently redeems the same proportion (based on Liquidation Preference) of the Series B Preferred Stock on the same terms and conditions and at the same time. If the Series A-1 Preferred Stock remains outstanding after December 19, 2013, the Liquidation Preference per share will increase by 50%.

Terms of Series B Preferred Stock

On the Closing Date, the Company filed the Certificate of Designations of 8.0% Series B Convertible Preferred Stock (the “Series B Certificate of Designations” and, together with the Series A-1, the “Certificates of Designations”) with the Secretary of State of the State of Delaware setting forth the terms of the Series B Preferred Stock. Holders of the Series B Preferred Stock will be entitled to receive dividends at a rate of 8.0% per annum, compounded quarterly, which will be added to the Liquidation Preference (initially equal to $1,000 per share). The Series B Preferred Stock ranks pari passu with the Series A-1 Preferred Stock. If the Series B Preferred Stock remains outstanding after June 19, 2013, the dividend rate will increase to 15.00% per annum. Holders of the Series A-1 Preferred Stock will also be entitled to receive dividends declared or paid on the Common Stock on an as-converted basis.

The Series B Preferred Stock is convertible at the option of the holders, at any time and from time to time, into a number of shares of Common Stock by dividing (x) (1) if on or prior to October 22, 2009, $1,000 multiplied by the number of shares of Series B Preferred Stock to be converted as of the conversion date or (2) if after October 23, 2009, the Liquidation Preference of the shares of Series B Preferred Stock to be converted as of the conversion date by (y) the conversion price in effect at the close of business on the conversion date (subject to the limitation set forth above with respect to a holder’s Pro Rata Portion). On the first date on which there are a number of unissued shares of Common Stock authorized under the Charter sufficient to permit conversion of all of the then outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock, each outstanding share of Series B Preferred Stock will automatically be converted (simultaneously with the conversion of each outstanding share of Series A-1 Preferred Stock into Common Stock) without any further action by Company or its stockholders based on the conversion price then in effect. If the Company redeems any shares of the Series A-1 Preferred Stock, it must concurrently offer to redeem the same proportion (based on Liquidation Preference) of the Series B Preferred Stock on the same terms and conditions and at the same time.

Reconstitution of the Company’s Board of Directors

Effective as of the Closing (as defined in the Purchase Agreement), the Board of Directors (the “Board”) of the Company was reconstituted such that Gores took control of the Board pursuant to the terms of the Purchase Agreement. On March 30, 2009, the Company filed with the Securities and Exchange Commission a Schedule 14f-1 notifying the Company’s stockholders of a change in the majority of the Board in connection with the Restructuring.

Governance Provisions

Consistent with the terms of the Certificate of Designations of the Series A Preferred Stock (for which the Series A-1 Preferred Stock was exchanged), under the terms of the Series A-1 Certificate of Designations, as long as Gores holds at least 50% of the Series A-1 Preferred Stock originally issued, the approval by the holders of a majority of the outstanding shares of Series A-1 Preferred Stock is required for the Company to take certain significant corporate actions, including, without limitation, approval of the Company’s annual budget (including any material variances therefrom), the hiring of a Chief Executive Officer, the issuance of additional shares of capital stock (subject to certain exceptions enumerated in the Series A-1 Certificate of Designations), the declaration of dividends and share repurchases (subject to certain exceptions enumerated in the Series A-1 Certificate of Designations), annual capital expenditures in excess of $15.0 million, incurrence of indebtedness above certain thresholds and, until December 19, 2013, mergers, consolidations and substantial asset sale transactions.

“No Shop”/Market Check Period

As of the Restructuring, the Company is subject to a 35-day “no shop”/market check period (the “Market Check Period”) which will end on May 28, 2009 (i.e., the 35th day after the Closing Date). During this Market Check Period, the Company may, subject to certain limitations, enter into a definitive agreement with a party other than Gores providing for the acquisition of: (1) 100% of all classes of the Company’s equity securities or (2) 100% of the Company’s assets. Any such alternative proposal would have to be determined by the Board (excluding those members of the Board designated by Gores) (the “Unaffiliated Board”) to be more favorable to the holders of the Common Stock than the transactions contemplated by the Purchase Agreement and would have to include a Superior Alternative Proposal Payment (as defined in the Purchase Agreement) to Gores. If such a proposal is made during the Market Check Period and Gores does not make an offer that matches or exceeds such alternative proposal and the Unaffiliated Board accepts such alternative proposal, upon such acceptance, the Superior Alternative Proposal Payment would have to be paid to Gores and each of the Gores Credit Guarantee and the guarantee by Gores of up to $10.0 million in payments by one of the Company’s subsidiaries pursuant to one contract with a specific partner would terminate.

Stockholder Approval; Automatic Conversion of Preferred Stock; Cancellation of Gores’ Warrants

As a result of the Restructuring, the Company currently does not have enough authorized shares of Common Stock to issue upon conversion of all of the Preferred Stock. Accordingly, the Company has agreed to call a special meeting of stockholders to seek approval of an amendment to the Charter that, among other things, increases the number of authorized shares of Common Stock (the “Charter Amendment”). As contemplated by each of the Certificates of Designations and the Purchase Agreement, upon approval by the Company’s stockholders of the Charter Amendment and the filing with, and acceptance by, the Secretary of State of the State of Delaware, of the Charter Amendment, the Preferred Stock will automatically convert into Common Stock (as described above) and the warrants held by Gores to purchase 10 million shares of Common Stock will be cancelled.

Representations and Warranties; Indemnification

The Purchase Agreement contains customary public company representations and warranties by the Company to Gores, and a more limited set of representations and warranties customary for a purchaser in a transaction of this type from Gores to the Company. Under the Purchase Agreement, the Company has agreed to indemnify Gores (and its affiliated parties) for: (1) any breach of any of the representations, warranties or covenants made by the Company in the Purchase Agreement or (2) any action or proceeding brought in connection with the Transactions, subject to certain exceptions. Except in certain circumstances, certain of the Company’s representations and warranties relating to its business survive for two years from the Closing Date.

Gores Guarantees

As described above, Gores is guaranteeing all indebtedness under the Credit Agreement (the “Gores Credit Guarantee”). Additionally, as contemplated by the Restructuring, Gores is guaranteeing up to $10.0 million of payments by one of the Company’s subsidiaries pursuant to one contract with a specific partner.

Investor Rights Agreement

The Company also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Gores and the Original Investor Stockholders (as defined in the Investor Rights Agreement). Pursuant to the Investor Rights Agreement, as long as the Original Investor Stockholders in the aggregate hold at least 60% of the Common Stock (including the Preferred Stock on an as-converted basis) owned by the Original Investor Stockholders on the date of the Restructuring, immediately after giving effect to the transactions contemplated by the Securities Purchase Agreement, the Board shall nominate for election as director, one nominee designated in writing to Gores and the Company by the holders of a majority of the Common Stock (including Preferred Stock on an as-converted basis) held by such Original Investor Stockholders. Gores has agreed to vote in favor of any such nominee that is reasonably acceptable to Gores. In addition, as part of the Investor Rights Agreement, the Original Investor Stockholders were granted certain pre-emptive rights, tag-along rights, drag-along rights and piggyback registration rights. Additionally, each of the Stockholders (as defined in the Investor Rights Agreement), representing substantially more than 75% of the Common Stock in the aggregate (including Preferred Stock on an as-converted basis), agreed to vote in favor of the Charter Amendment.

Amendment to Gores Registration Rights Agreement

The Company and Gores amended (the “First RRA Amendment”) the Registration Rights Agreement previously entered into by the parties (the “Original RRA”). The First RRA Amendment, among other things, makes the piggyback registration rights granted to the Original Investor Stockholders under the Investor Rights Agreement consistent with those contained in the Original RRA.

The description of the Securities Purchase Agreement, Credit Agreement, Master Mutual Release, Purchase Agreement, the Series A-1 Certificate of Designations, the Series B Certificate of Designations, the Investor Rights Agreement, the First RRA Amendment and the terms of the New Senior Notes and the Preferred Stock contained in this Item 1.01 is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copies of the Securities Purchase Agreement, Credit Agreement, Master Mutual Release, Purchase Agreement, the Series A-1 Certificate of Designations, the Series B Certificate of Designations, the Investor Rights Agreement and the First RRA Amendment attached as exhibits (as set forth in Item 9.01 below) to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 3.02 by reference.

The issuance of the Series A-1 Preferred Stock under the Purchase Agreement and the issuance and sale of the Series B Preferred Stock under each of the Purchase Agreement and the Securities Purchase Agreement is exempt from registration under the Securities Act and/or Regulation D promulgated under the Securities Act. With respect to the Purchase Agreement, Gores has represented to the Company that it is an “accredited investor” as defined in Regulation D and that such securities are being acquired for investment. With respect to the Securities Purchase Agreement, each Existing Creditor (as defined in the Securities Purchase Agreement) has represented to the Company that it is an “accredited investor” as defined in Regulation D and that such securities are being acquired for investment.

Item 3.03 Material Modifications to Rights of Security Holders

The information included in Items 1.01, 1.02 and 2.03 of this Current Report on Form 8-K are hereby incorporated into this Item 3.03 by reference.

Item 5.01 Changes in Control of Registrant

Pursuant to the transactions contemplated by the Restructuring described above, (1) the Preferred Stock held by Gores (excluding any Series B Preferred Stock acquired by Gores pursuant to the Cash Out) represents approximately 72.5% of the Company’s voting power, (2) the Series B Preferred Stock held by the Debt Holders represents approximately 25.0% of the Company’s voting power, and (3) the Common Stock held by the existing holders of Common Stock represents approximately 2.5% of the Company’s voting power. As a result of Gores’ control of the Board of Directors described above and its ownership of securities of the Company representing a majority of its voting power, Gores has acquired control of the Company and, generally, has the power to control the outcome of matters submitted to stockholders requiring a majority vote.

Gores has informed the Company that the purchase of the Series B Preferred Stock (including the acquisition of the Series B Preferred Stock pursuant to the Cash Out) by Gores was financed with cash on hand from contributions of members of Gores and that all such contributions were in the ordinary course and pursuant to investor commitments to Gores.

Item 5.02 Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of the Closing, the Board was reconstituted such that Gores took control of the Board. In connection with the foregoing, effective as of the Closing: (1) Albert Carnesale retired as a director of the Board, including the Nominating and Governance Committee thereof; (2) David L. Dennis retired as a director of the Board, including the Compensation Committee and the Nominating and Governance Committee (as Chair) thereof; (3) Grant F. Little, III retired as a director of the Board, including the Audit Committee (as Chair) thereof; and (4) Joseph B. Smith retired as a director of the Board, including the Compensation Committee thereof.

Effective as of the Closing, the following individuals were elected to the Board pursuant to the terms of the Purchase Agreement: Andrew P. Bronstein (including as a member of the Audit Committee and Compensation Committee), Jonathan Gimbel and Michael F. Nold (including as a member of the Compensation Committee). The biographies of each of the aforementioned directors designated by Gores are set forth below:

Andrew P. Bronstein

Mr. Bronstein is currently a Managing Director of Glendon Partners, the operations affiliate of The Gores Group, LLC, which is the investment manager of Gores Capital Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of Gores Radio Holdings, LLC. Mr. Bronstein is responsible for portfolio company financial oversight and controls and financial due diligence activities for Gores. Before joining Gores in 2008, Mr. Bronstein was President of APB Consulting LLC, a consulting firm that solved complex financial and accounting issues and led acquisition due diligence for public and private companies. From 1992 to 2006, Mr. Bronstein was Vice President, Corporate Controller and Principal Accounting Officer of SunGard Data Systems Inc., a Fortune 500 software and services company. Before 1992, Mr. Bronstein worked for Coopers & Lybrand, a predecessor of PricewaterhouseCoopers, as a senior manager and director of its high technology practice in Philadelphia, PA. Mr. Bronstein graduated with distinction from Northeastern University with a B.S. in Accounting and a concentration in Finance. He is a CPA.

Jonathan Gimbel

Mr. Gimbel is currently Vice President, Mergers and Acquisitions, of The Gores Group, LLC, which is the investment manager of Gores Capital Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of Gores Radio Holdings, LLC. Mr. Gimbel is responsible for the negotiation and execution of certain Gores acquisitions, divestitures and financing activities in addition to originating new investment opportunities. Prior to joining Gores in 2002, Mr. Gimbel was an analyst at Credit Suisse First Boston, where he focused primarily on mergers and acquisitions and leveraged finance transactions in the Media and Telecommunications group. Mr. Gimbel graduated with honors from the University of Texas with a Bachelor of Business Administration in Finance and Accounting and holds an M.B.A. from the Harvard Business School.

Michael F. Nold

Mr. Nold is currently a Managing Director of Glendon Partners, the operations affiliate of The Gores Group, LLC, which is the investment manager of Gores Capital Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of Gores Radio Holdings, LLC. Mr. Nold is responsible for working with portfolio company executive teams to achieve operational full potential as well as leading operational due diligence efforts. Before joining Glendon Partners in 2008, from 2004 to 2008 Mr. Nold was VP of Strategy & Corporate Development at Hewlett-Packard where he focused on the global Services and Technology Solutions divisions and where he co-led Hewlett-Packard’s Corporate Strategy group, responsible for prioritizing and driving key transformational initiatives across Hewlett-Packard. Previously, Mr. Nold held leadership positions, in strategy and marketing, at United Technologies from 2003 to 2004 and Avanex Corporation from 2001 to 2003. Before 2001, Mr. Nold served as a management consultant with Bain & Company. Mr. Nold earned a B.S.E. in Industrial & Operations Engineering from the University of Michigan and an M.B.A. in Finance and Marketing from The Wharton School.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Closing Date, the Company amended the Charter by filing the Certificates of Designations setting forth the respective terms of the Preferred Stock. The information included in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 5.03 by reference.

Effective substantially concurrently with the Closing and pursuant to the Purchase Agreement, the Board adopted and approved the Amended and Restated By-Laws (the “Amended and Restated By-Laws”). The Amended and Restated By-Laws were adopted to update the bylaws including, without limitation, by removing the provision requiring that at least 33 1/3% of the membership of the Board be comprised of “Independent Outside Directors” (as defined in the bylaws of the Company previously in effect), adding advance notice provisions relating to stockholder proposals to nominate directors for election at, and to propose other business intended to be brought before, stockholder meetings. The summary of the Amended and Restated By-Laws in this Item 5.03 is qualified in its entirety by reference to the copy of the Amended and Restated By-Laws attached as Exhibit 3.1 hereto and incorporated into this Item 5.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d)	The following is a list of the exhibits filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit

3.1	Amended and Restated By-Laws of Westwood One, Inc.

4.1	Securities Purchase Agreement, dated as of April 23, 2009, by and among Westwood One, Inc. and the other parties thereto.

4.2	Certificate of Designations for the 7.50% Series A-1 Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on April 23, 2009.

4.3	Certificate of Designations for the 8.0% Series B Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on April 23, 2009.

4.4	First Amendment to Security Agreement, dated as of April 23, 2009, by and among Westwood One, Inc., each of the subsidiaries of Westwood One, Inc. and The Bank of New York Mellon, as collateral trustee.

10.1	Credit Agreement, dated as of April 23, 2009, by and among Westwood One, Inc., Wells Fargo Foothill, LLC, and the lenders signatory thereto.

10.2	Master Mutual Release, dated as of April 23, 2009, by and among Westwood One, Inc. and the other parties party to the Securities Purchase Agreement.

10.3	Purchase Agreement, dated as of April 23, 2009, by and among Westwood One, Inc. and Gores Radio Holdings, LLC.

10.4	Amendment No. 1 to Registration Rights Agreement, dated as of April 23, 2009, between Westwood One, Inc. and Gores Radio Holdings, LLC.

10.5	Investor Rights Agreement, dated as of April 23, 2009, among Westwood One, Inc., Gores Radio Holdings, LLC and the other investors signatory thereto and the parties executing a Joinder Agreement in accordance with the terms thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2009

WESTWOOD ONE, INC.

By: /s/ David Hillman
Name: David Hillman
Title: Chief Administrative Officer;
EVP, Business Affairs;
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amended and Restated By-Laws of Westwood One, Inc.

4.1	Securities Purchase Agreement, dated as of April 23, 2009, by and among Westwood One, Inc. and the other parties thereto.

4.2	Certificate of Designations for the 7.50% Series A-1 Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on April 23, 2009.

4.3	Certificate of Designations for the 8.0% Series B Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on April 23, 2009.

4.4	First Amendment to Security Agreement, dated as of April 23, 2009, by and among Westwood One, Inc., each of the subsidiaries of Westwood One, Inc. and The Bank of New York Mellon, as collateral trustee.

10.1	Credit Agreement, dated as of April 23, 2009, by and among Westwood One, Inc., Wells Fargo Foothill, LLC, and the lenders signatory thereto.

10.2	Master Mutual Release, dated as of April 23, 2009, by and among Westwood One, Inc. and the other parties party to the Securities Purchase Agreement.

10.3	Purchase Agreement, dated as of April 23, 2009, by and among Westwood One, Inc. and Gores Radio Holdings, LLC.

10.4	Amendment No. 1 to Registration Rights Agreement, dated as of April 23, 2009, between Westwood One, Inc. and Gores Radio Holdings, LLC.

10.5	Investor Rights Agreement, dated as of April 23, 2009, among Westwood One, Inc., Gores Radio Holdings, LLC and the other investors signatory thereto and the parties executing a Joinder Agreement in accordance with the terms thereto.